Exhibit 16.1

December 15, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Commissioners:

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosure in the Form 6-K for the event that occurred on December 15, 2025 to be filled by WWC’s former client Megan Holdings Limited (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 6-K filling.

WWC has no basis to agree or disagree with any other part of the Form 6-K that pertains to statements not related to WWC.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants